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                                                                     Exhibit 4.2

                          AMENDMENT TO RIGHTS AGREEMENT
                          -----------------------------

                  THIS AMENDMENT, is made and dated as of November 19, 2003 (the "Amendment"), by and between ElderTrust, a Maryland real estate investment trust (the "Company") and Wachovia Bank, National Association., a national banking association (successor by merger to First Union National Bank) (the "Rights Agent"). The capitalized terms not defined herein shall have the meaning set forth in the Rights Agreement (as defined below).

                  WHEREAS, effective October 13, 1999 (the "Rights Dividend Declaration Date"), the Board of Trustees of the Company authorized and declared a distribution of one preferred share purchase right for each Common Share of the Company outstanding at the Close of Business on the Record Date, and authorized the issuance of one Right for each Common Share of the Company issued between the Record Date and the Distribution Date, each Right initially representing the right to purchase one one-thousandth of one share of Series A Junior Participating Preferred Shares of the Company;

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of October 13, 1999 (the "Rights Agreement");

                  WHEREAS, the Company, Ventas, Inc., a Delaware real estate investment trust ("Ventas") and Ventas Sub, LLC, a Delaware limited liability corporation and wholly-owned subsidiary of Ventas, are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides for the consummation of the "Merger" as defined in the Merger Agreement; and

                  WHEREAS, on November 17, 2003, the Board of Trustees, in accordance with Section 27 of the Rights Agreement, determined it desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of
Section 1(a):

     "Notwithstanding anything to the contrary in this Agreement, including without limitation Sections 1(a), 1(n), 1(ee), 1(gg), 1(jj), 3, 7, 11(a)(ii) and 13, (i) neither Ventas, Inc., Ventas Sub, LLC, nor any of their Affiliates, shall be deemed to be an Acquiring Person, (ii) no Share Acquisition Date, no Distribution Date and no Triggering Event shall be deemed to occur, (iii) the Rights will not separate from the Common Shares, and (iv) the Rights shall not become exercisable, in each case as a result of the execution, delivery or performance of the Merger Agreement (as defined below), the public announcement thereof, or the consummation of the Merger (as defined in such Merger Agreement) and the other transactions contemplated by the Merger Agreement. For purposes of this Section 1(a), "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 19, 2003 by and among Ventas Sub, LLC, Ventas, Inc. and the Company, as amended or modified."



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         SECTION 2. Certification. This Section 2 shall constitute an officer's certificate for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.

         SECTION 3. Rights Agreement as Amended. The terms "Agreement" and "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The term "Rights Agent" as used in the Rights Agreement shall be deemed to refer to Wachovia Bank, National Association, a national banking association (successor by merger to First Union National Bank). This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

         SECTION 4. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Company Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Company Common Shares).

         SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed entirely in such state.

         SECTION 6. Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 7. Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

                                     ELDERTRUST

                                     By:  /s/ Michael R. Walker
                                     Name:  Michael R. Walker
                                     Title: Acting President, Chief Executive
                                            Officer and Chief Financial Officer

                                     WACHOVIA BANK, NATIONAL ASSOCIATION

                                     By:  /s/ Frances S. Beam
                                          --------------------
                                     Name:  Frances S. Beam
                                     Title: Vice President






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